Exhibit 10.2

SurModics, Inc.

2009 Equity Incentive Plan

Restricted Stock Unit Award Agreement

(Non-Employee Director)

SurModics, Inc. (the “Company”), pursuant to Section 8 of its 2009 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this restricted stock unit Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: «Award_Recipient»

Number of Restricted Stock Units: «No_Shares»	Grant Date: «Grant_Date»

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Restricted Stock Units specified in the table above.

PARTICIPANT:	SURMODICS, INC

By
«Award_Recipient»		Name: Bryan K. Phillips
Title: Senior Vice President, General Counsel and Secretary

SurModics, Inc.

2009 Equity Incentive Plan

Non-Employee Director Restricted Stock Unit Award Agreement

Terms and Conditions

1.	Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Stock Units (“Units”) specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.	Restrictions on Units. Prior to settlement of the Units in accordance with Section 5, the Units may not be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be of no effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.	Vesting of Units.

(a) Scheduled Vesting. If you remain a Service Provider to the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest ratably on a monthly basis over the one-year period following the Grant Date. The Units shall become fully vested on the first anniversary of the Grant Date.

(b) Accelerated Vesting. Any unvested Units shall vest in full upon the occurrence of a Change in Control (as defined in Section 2(f) of the Plan, after giving effect to the last paragraph of such definition) that occurs while you continue to be a Service Provider to the Company or any of its Affiliates.

4.	Effect of Termination of Service. Except as otherwise provided in accordance with Section 3(b), if you cease to be a Service Provider prior to the first anniversary of the Grant Date, you will forfeit all then unvested Units.

5.	Settlement of Units. The Company shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit upon a termination of your Service to the Company and its Affiliates that constitutes a “separation from service” as such term is defined for purposes of Code Section 409A. Delivery of Shares in settlement of vested Units shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

6.

Dividend Equivalents. If cash dividends are declared and paid by the Company with respect to its common stock, then the Company will credit to your account, as of each dividend payment date, a number of additional Units (the “Dividend Units”). The number of Dividend

Units so credited as of any dividend payment date will be equal to (i) the total cash dividends you would have received on that dividend payment date if your outstanding Units as of the record date for such dividend payment (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share on the dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to your account, Dividend Units will be considered Units for all purposes of this Agreement.

7.	No Stockholder Rights. The Units subject to this Award do not entitle you to any rights of a stockholder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

8.	Changes in Capitalization. If an “equity restructuring” (as defined in Section 17 of the Plan) occurs that causes the per share value of the Shares to change, the Board shall make such equitable adjustments to any Units subject to this Agreement as are contemplated by Section 17 of the Plan in order to avoid dilution or enlargement of your rights hereunder. The Board may make such equitable adjustments to any Units subject to this Agreement as and to the extent provided in Section 17 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 17 of the Plan.

9.	Interpretation of This Agreement. All decisions and interpretations made by the Board or Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company.

10.	Governing Plan Document. The Award evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement. This Agreement shall in all respects be interpreted in accordance with the terms of the Plan, and if any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan may specifically provide otherwise. This Agreement and the Plan constitute the entire agreement of the parties with respect to the Award and supersede all prior oral or written negotiations, commitments, representations and agreements with respect thereto.

11.	Discontinuance of Service. Neither this Agreement nor the Award evidenced by this Agreement shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor limit or interfere in any way with the right of the Company or any Affiliate to terminate such Service or otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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